Exhibit 24
POWER OF ATTORNEY
       Each of the undersigned officers and directors of Applied Innovation Inc., a Delaware corporation (the “Company”), hereby appoints William H. Largent and Curtis A. Loveland as his true and lawful attorneys-in-fact, or any of them, with power to act without the other, as his true and lawful attorney-in-fact, in his name and on his behalf, and in any and all capacities stated below, to sign and to cause to be filed with the Securities and Exchange Commission the Company’s annual report on Form 10-K, for the fiscal year ended December 31, 2006, and any and all amendments thereto, hereby granting unto said attorneys, and to each of them, full power and authority to do and perform in the name and on behalf of the undersigned, in any and all such capacities, every act and thing whatsoever necessary to be done in and about the premises as fully as each of the undersigned could or might do in person, hereby granting to each such attorney full power of substitution and revocation, and hereby ratifying all that either such attorney or his substitute may do by virtue hereof.
       IN WITNESS WHEREOF, the undersigned have executed this Power of Attorney in counterparts if necessary, effective as of March 14, 2007.
DIRECTORS/OFFICERS:

Signature	Title

/s/ William H. Largent	Chief Executive Officer and Director
William H. Largent	(Principal Executive Officer)

/s/ Julia A. Fratianne	Vice President, Chief Financial Officer and Treasurer
Julia A. Fratianne	(Principal Financial and Principal Accounting Officer)

/s/ Thomas W. Huseby Thomas W. Huseby	Director

/s/ Kenneth E. Jones Kenneth E. Jones	Director

/s/ Curtis A. Loveland Curtis A. Loveland	Director

/s/ Gerard B. Moersdorf, Jr. Gerard B. Moersdorf, Jr.	Chairman of the Board

/s/ Alexander B. Trevor Alexander B. Trevor	Director